Major Energy Services, LLC
and Associated Entities
Combined Financial Statements
December 31, 2015 and 2014

Major Energy Services, LLC and Associated Entities
Index
December 31, 2015 and 2014

Independent Auditor’s Report

To Management of
Major Energy Services, LLC and Associated Entities:

We have audited the accompanying combined financial statements of Major Energy Services, LLC and Associated Entities (Major Energy Electric Services, LLC and Respond Power, LLC) (collectively the “Companies”), which comprise the combined balance sheets as of December 31, 2015 and 2014, and the related combined statements of income, of members’ equity, and of cash flows for the years then ended.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Major Energy Services, LLC and Associated Entities as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

June 10, 2016

Major Energy Services, LLC and Associated Entities
Combined Balance Sheets
December 31, 2015 and 2014

	2015	2014
Assets
Current assets
Cash and cash equivalents	$4,906,701	$2,968,778
Restricted cash	76,500	76,500
Accounts receivable	24,142,291	29,975,662
Natural gas inventories	442,666	700,683
Deferred advertising costs, current	1,683,333	1,374,689
Other current assets	6,034,093	4,607,847
Total current assets	37,285,584	39,704,159
Customer acquisition costs, net of accumulated amortization	4,961,029	8,015,088
Deferred advertising costs	918,750	—
Fixed assets, net of accumulated depreciation of $11,405 in 2015 and $8,752 in 2014	15,123	17,776
Security deposits and other assets	47,540	31,426
Total assets	$43,228,026	$47,768,449
Liabilities and Members' Equity
Current liabilities
Accounts payable	$9,633,148	$10,112,800
Accrued liabilities	14,569,092	6,975,658
Loans payable	9,418,852	15,324,843
Total current liabilities	33,621,092	32,413,301
Other liabilities	416,668
Total liabilities	34,037,760	32,413,301
Commitments and contingencies (Note 8)
Members' equity	9,190,266	15,355,148
Total liabilities and members' equity	$43,228,026	$47,768,449

The accompanying notes are an integral part of these combined financial statements.

Major Energy Services, LLC and Associated Entities
Combined Statements of Income
Years Ended December 31, 2015 and 2014

	2015	2014
Sale of natural gas and electricity	$189,228,440	$204,228,844
Cost of natural gas and electricity	144,153,736	165,548,459
Operating expenses	32,015,352	25,681,691
Total operating profit	13,059,352	12,998,694
Interest income (expense)
Interest income	34,910	28,848
Interest expense	(468,230)	(549,059)
Total interest expense, net	(433,320)	(520,211)
Income before income taxes	12,626,032	12,478,483
Income taxes	89,635	120,351
Net income	$12,536,397	$12,358,132

The accompanying notes are an integral part of these combined financial statements.

Major Energy Services, LLC and Associated Entities
Combined Statements of Members’ Equity
Years Ended December 31, 2015 and 2014

			Total
	Members'	Retained	Members'
	Units	Earnings	Equity
Balance at December 31, 2013	$1,359,114	$13,881,974	$15,241,088
Members' distributions	—	(12,171,072)	(12,171,072)
Preferred guaranteed member payments	—	(73,000)	(73,000)
Net income	—	12,358,132	12,358,132
Balance at December 31, 2014	1,359,114	13,996,034	15,355,148
Members' distributions	—	(18,628,279)	(18,628,279)
Preferred guaranteed member payments	—	(73,000)	(73,000)
Net income	—	12,536,397	12,536,397
Balance at December 31, 2015	$1,359,114	$7,831,152	$9,190,266

The accompanying notes are an integral part of these combined financial statements.

Major Energy Services, LLC and Associated Entities
Combined Statements of Cash Flows
Years Ended December 31, 2015 and 2014

	2015	2014
Cash flows from operating activities
Net income	$12,536,397	$12,358,132
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,843,394	10,173,190
Changes in assets and liabilities
Accounts receivable	5,833,372	(1,635,840)
Natural gas inventories	258,017	1,093,120
Other current assets	75,509	(1,533,104)
Customer acquisition costs	(6,064,076)	(7,667,627)
Deferred advertising costs	(1,934,800)	(1,018,583)
Security deposits and other assets	(16,114)	439
Accounts payable	(479,652)	393,455
Accrued liabilities	6,578,234	2,597,209
Other liabilities	416,668	—
Net cash provided by operating activities	28,046,949	14,760,391
Cash flows from financing activities
Net borrowings on loans payable	(7,407,747)	(2,873,467)
Members' distributions	(18,628,279)	(12,171,072)
Preferred guaranteed member payments	(73,000)	(73,000)
Net cash used in financing activities	(26,109,026)	(15,117,539)
Net increase (decrease) in cash and cash equivalents	1,937,923	(357,148)
Cash and cash equivalents
Beginning of period	2,968,778	3,325,926
End of period	$4,906,701	$2,968,778

Cash paid during the period
Interest	$488,074	$552,467
Income taxes	108,158	139,749

Noncash supplemental disclosure
Collateral posting	$1,501,756	$1,164,331
Deferred advertised	1,015,200	518,583

The accompanying notes are an integral part of these combined financial statements.

Major Energy Services, LLC and Associated Entities
Notes to Combined Financial Statements
December 31, 2015 and 2014

1. Organization and Nature of Business

The financial position and results of operations of Major Energy Services, LLC (“MES”), Major Energy Electric Services, LLC (“MEES”) and Respond Power, LLC (“Respond”), (collectively, the “Companies”) are presented on a combined basis in accordance with the principles of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation. MES, MEES and Respond are related through common ownership and control.
MES was organized as a New York LLC in 2005. MES is engaged in the marketing and supply of natural gas. MES began serving customers in 2007 and, during 2015, operated in Maryland, New Jersey, New York and Pennsylvania.
MEES was organized as a New York LLC in 2007. MEES is engaged in the marketing and supply of electricity. MEES began serving customers in 2010 and, during 2015, operated in Connecticut, Illinois, Massachusetts, Maryland and New York.
Respond was organized as a New York LLC in 2008. Respond is engaged in the marketing and supply of electricity. Respond began serving customers in 2010 and, during 2015, operated in New Jersey and Pennsylvania.
The Companies operate in the highly regulated natural gas and electricity retail sales industry and comply with the legislation and regulations in these state jurisdictions in order to maintain licensed status and to continue operations. Licensing requirements vary by state, but generally involve regular, standardized reporting in order to maintain a license in good standing with the state commission responsible for regulating retail electricity and gas suppliers.
The transportation and sale for resale of natural gas in interstate commerce are regulated by agencies of the U.S. federal government, primarily the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those statutes. Since 1985, FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. FERC’s orders do not attempt to directly regulate natural gas retail sales. As a shipper of natural gas on interstate pipelines, the Companies are subject to those interstate pipelines tariff requirements and FERC regulations and policies applicable to shippers.
The Companies marketing efforts to consumers, including but not limited to telemarketing, door-to-door sales, direct mail and online marketing, are subject to consumer protection regulation including state deceptive trade practices acts, Federal Trade Commission (“FTC”) marketing standards, and state utility commission rules governing customer solicitations and enrollments, among others.

2. Significant Accounting Policies

Principles of Combination and Consolidation and Combined Statements of Income
The accompanying combined balance sheets as of December 31, 2015 and 2014 include the accounts of Major Energy Services, LLC, Major Energy Electric Services, LLC and Respond Power, LLC, which are separate entities with common ownership. These entities are managed and operated as if they were a single entity, and therefore management has elected to present their statements on a combined basis. All intercompany balances have been eliminated upon combination.
Basis of Presentation
The accounting and reporting policies of the Companies conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Revision of Prior Period Financial Statements
The Companies fiscal 2014 combined financial statements have been revised to reflect the correction of misstatements relating to certain accrued expenses totaling $1,269,242, of which $834,156 is attributable to the year ending December 31, 2014, and $435,086 attributable to prior periods. The revisions relate to settlement of a sales tax audit with the state of New York for periods prior to 2014 of $327,000, and $280,000 of renewable energy certificates ("RECs") related to 2014 load requirements in the state of Massachusetts. During 2015, the Companies were also notified by a local distribution company ("LDC") of volume differentials related to prior year meter reads and has revised the sale of natural gas and electricity by $554,156 for the year ending December 31, 2014 and $108,086 for prior periods to reflect a total of $662,242 due to the LDC. The Companies revised retained earnings at December 31, 2013 to reflect the portion of these misstatements relating to prior years totaling $435,086. In addition, the Companies did not appropriately classify $939,083 of natural gas inventories which had been accrued for by the Companies, however title had not passed from its supplier at December 31, 2014. The presentation of these amounts has been revised and is included in other current assets on the combined balance sheet.

The Companies assessed the quantitative and qualitative impact of the misstatements and concluded that they are not material, individually or in the aggregate, to the fiscal 2014 previously issued combined financial statements. As a result, the fiscal 2014 combined financial statements have been revised. The effect of the revisions on the December 31, 2014 combined financial statements are as follows:

	As Previously Reported	Adjustments	As Revised
Combined Balance Sheet
Assets
Natural gas inventories	$1,639,766	$(939,083)	$700,683
Other current assets	3,668,764	939,083	4,607,847
Total current assets	$39,704,159	$—	$39,704,159

Liabilities and Members' Equity
Accrued liabilities	$5,706,416	$1,269,242	$6,975,658
Total liabilities	31,144,059	1,269,242	32,413,301
Members' equity	16,624,390	(1,269,242)	15,355,148
Total liabilities and members' equity	$47,768,449	$—	$47,768,449

Combined Statement of Income			—
Sale of natural gas and electricity	$204,783,000	$(554,156)	$204,228,844
Cost of natural gas and electricity	165,268,459	280,000	165,548,459
Gross profit	39,514,541	(834,156)	38,680,385
Net income	$13,192,288	$(834,156)	$12,358,132
Use of Estimates and Assumptions
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements. Similarly, estimates and assumptions are required for the reporting of revenues and expenses. The Companies’ most significant estimates relate to unbilled revenue, the future period benefit of customer acquisition costs and the accrual of renewable energy certificates. Actual results could differ from estimates.
Short-Term Financial Assets and Liabilities
The carrying value of certain financial assets and liabilities carried at cost approximates their fair value because they are short-term in nature, bear interest rates that approximate market rates when applicable, and generally have minimal credit risk. These items include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and loan payable.
Cash and Cash Equivalents
The Companies considers all highly liquid investments having original maturities of three months or less to be cash equivalents. At December 31, 2015 and 2014, the Companies had balances in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance amounts.

Restricted Cash
The Companies’ lender/supplier requires the Companies to maintain a minimum cash balance approximating $76,500, which is reported as restricted cash on the combined balance sheets at December 31, 2015 and 2014.
Accounts Receivable
The Companies conduct business in many service markets under purchase of receivables ("POR") programs, where the LDC is responsible for billing the customer, collecting payment from the customer and remitting payment to the Companies. This POR program results in substantially all of the Companies credit risk being linked to the applicable utility, which generally has an investment-grade rating, and not to the end-use customer. The Companies monitors the financial condition of each LDC and currently believes that its susceptibility to an individually significant write-off as a result of concentrations of customer accounts receivable with those LDCs is remote. Trade accounts receivable that are part of a LDCs POR program are recorded on a gross basis in accounts receivable in the combined balance sheets. Sales are recorded on a gross basis in the combined statement of income. The fee related to the POR program, which averaged approximately 1.5% in 2015 and 1.4% in 2014 of billed accounts receivable, paid to the LDC is recorded in operating expenses in the combined statements of income.
Accounts receivable also include imbalance settlements due from LDCs, which represent differences between the natural gas delivered to LDCs for consumption by our customers and actual usage by our customers. Imbalances are expected to be settled in cash in accordance with contractual payment arrangements. Imbalances are recognized as an adjustment to cost of natural gas in the statement of income. When customer consumption exceeds amounts delivered, amounts are recorded as a reduction of accounts receivable balances from the LDC.
Natural Gas Inventories
Natural gas inventories primarily represent natural gas used to fulfill and manage seasonality for fixed and variable rate customer load requirements which are held by third parties on MES’s behalf. Natural gas inventories are valued at the lower of weighted average cost or market. The weighted-average cost of inventory includes related transportation costs.
MES does not record losses on inventory for which the forecasted selling price in the region for which the inventory is held is sufficient to achieve a profit on units of gas sold.
Renewable Energy Certificates (“RECs”)
RECs are verification that power has been generated by a renewable energy facility. The Companies purchase RECs relative to their load in accordance with renewable portfolio standards established by certain governmental agencies in states in which the Companies operate and the energy product sold to the customer. Purchased RECs are recorded at cost on the date they are purchased. RECs are recorded within other current assets and accrued liabilities on the combined balance sheets and were $724,174 and $5,304,590 at December 31, 2015, and $128,463 and $1,362,959 at December 31, 2014, respectively. RECs are to be retired three to six months after the end of each state’s fiscal reporting year, at which time the related assets and accrued liabilities are reduced accordingly. The Companies evaluated the current market rates and determined no impairment exists at December 31, 2015 and 2014.
Customer Acquisition Costs, Net
Customer acquisition costs are costs paid to outside firms for door-to-door marketing and telemarketing services. The Companies pay a fee per account enrolled by a third party and retained for at least 15 days. The Companies amortize customer acquisition costs over the estimated useful lives of the customer relationships, which was estimated to be 16 months for the year ended December 31, 2015 and 20 months for the year ended December 31, 2014, for gas and electricity, based on current period usage divided by total usage during the estimated lives. After customer acquisition costs are fully amortized, the gross costs and related amortization are removed from the accounts even if the amounts relate to current customers. At December 31, 2015 and 2014, the weighted average remaining amortization period associated with all customer acquisition costs were approximately 9 and 14 months, respectively.
On an annual basis, the Companies assess whether there were any material events or transactions that warrants consideration for their impact on the recorded book value assigned to any customer acquisition costs from previous periods. During 2015 and 2014, there were no material events or transactions that warranted consideration for their impact on the recorded book value assigned to customer acquisition costs from previous periods. The Companies also periodically assess the estimated useful lives of customer relationships and considers whether the amortization period for new customer acquisition costs being capitalized should be modified.
In connection with the Companies annual assessment of its estimated useful lives of customer relationships, the Companies concluded that the initial estimated amortization period for recent customers had changed due to increased competition which impacts the rate at which customers churn. As a result, new MES customers in 2015 and 2014 are amortized over a 16 month and 20 month period, respectively. MES customers acquired prior to these periods continue to be amortized over 30 months. New MEES and Respond Power customers in 2015 and 2014 are amortized over a 16 month and 20 month period, respectively. MEES and Respond Power customers acquired in 2013 are amortized over a 20 month period and MEES and Respond Power customers acquired prior to 2013 are fully amortized as of December 31, 2015.
Advertising
Advertising costs related to marketing materials and promotions are expensed as incurred. During the years ended December 31, 2015 and 2014, the Companies recognized advertising expenses of $418,486 and $303,985, respectively.
Effective October 1, 2015, the Companies renewed a sponsorship agreement that provides exclusive promotional marketing and advertising of the Company’s brand. The Companies have deferred the cost of the agreement of $2,450,000, and are amortizing such amount over the period of the advertising campaign, which expires September 30, 2017. As of December 31, 2015, there is a total amount outstanding under the agreement of $1,650,000, of which $1,233,332 is due in 2016, and $416,668 is due in 2017. As of December 31, 2014, there was total amount outstanding under the original agreement of $423,200, which was all due in 2015.
On November 3, 2014, the Companies entered into a sponsorship agreement with another entity that has an initial term of one year and is subject to two annual renewals at the mutual agreement of both parties. The Companies have deferred the cost of the agreement, $500,000, and are amortizing such amount over the one year period of the advertising campaign. Effective November 3, 2015, the Companies renewed the agreement for another year. As of December 31, 2015, there is a total amount outstanding under the agreement of $500,000, which is all due in 2016.
During the years ended December 31, 2015 and 2014, the Companies recognized amortization expenses related to the sponsorship agreements of $1,722,606 and $1,263,475, respectively.
Fixed Assets, Net
Fixed assets consist primarily of computer hardware and software as well as office furniture. Fixed assets are stated at cost on the combined balance sheets, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets, which generally range from three to ten years. Costs of maintenance and repairs to fixed assets are expensed as incurred.
Depreciation expenses related to capitalized expenditures for the years ending December 31, 2015 and 2014 were $2,653 in each year.
Revenue Recognition
Sales of Natural Gas and .Electricity
Revenues from the sale of natural gas and electricity are recognized in the period in which the commodity is consumed by the customers. Sales of natural gas and electricity are generally billed by the LDCs, acting as the Companies’ agent, on a monthly cycle basis. The billing cycles for customers do not coincide with the accounting periods used by the Companies for financial reporting purposes. The Companies follow the accrual method of accounting for unbilled revenues whereby revenues applicable to gas and electricity consumed by customers, but not yet billed under the cycle billing method, are accrued for along with the related costs, and included in operations. Any adjustments for prior billing periods are reflected in operations in the period in which they are finalized.
Pass-Through Revenues
Revenues also include certain pass-through revenues, which primarily represent transportation and distribution charges billed to customers by certain LDCs. These revenues are offset by corresponding amounts in cost of goods sold for amounts billed to the Companies by the LDC. Pass-through revenue was not material for the years ended December 31, 2015 and 2014.

Deferred Revenue
Customers who are on budget-billed plans pay for their energy at ratable monthly amounts, based on estimated annual usage, while the Companies record revenues when the energy is consumed by the customer. The cumulative differences between actual usage for these customers and the budget-billed amounts actually invoiced are equal to the net budget-billed variance. If the net budget-billed variance is a receivable from the customer at the balance sheet date, indicating that the customer’s actual usage has exceeded amounts billed to the customer, the amount is reported as accounts receivable in the combined balance sheets. If the net budget-billed variance is a liability to the customer, indicating that amounts billed have exceeded actual usage, the amount is reported as accrued liabilities in the combined balance sheets. Budget billed customer accounts are adjusted periodically for differences between estimated and annual consumption.
Collections of Sales Tax
Sales tax is added to customer bills for the markets served by the Companies. Sales tax collected from customers on behalf of governmental entities is recorded in accrued liabilities on the combined balance sheets and is recorded net in the combined statements of income.
Cost of Operations
Direct energy costs are recognized concurrently with the related energy sales. Direct energy costs include the cost of purchased commodity, costs associated with energy delivered and the cost of RECs. The Companies accrue for these costs based on estimated volumes for natural gas and electricity delivered based on the forecasted revenue volumes, preliminary settlements and other available information. Estimated amounts are adjusted when actual usage is known and billed. Final determination and settlement of these charges may take up to several months.
Income Taxes
The Companies are organized as limited liability companies and have elected to file income tax returns as a partnership. Allocable shares of income, gains, deductions, losses and credits are therefore includable in the income tax return of the individual members or partners; as such no provision for federal or state income taxes has been recorded in the combined financial statements. Estimated income tax expense for certain cities that tax partnerships are accrued and recorded as income tax expense.
Benefit Plans
The Companies sponsor a defined contribution plan covering substantially all of its employees. Eligible employees may elect to contribute a percentage of their compensation into employee directed investments within certain limits set by the Internal Revenue Service. The Companies do not match the employees’ contribution, but can elect to make a profit-sharing annual contribution to the plan. Administrative costs, incurred in connection with the plan, are paid by the plan. Expenses for the years ended December 31, 2015 and 2014 for the plan were $532,487 and $198,842, respectively.
Transactions with Related Parties
In the normal course of business, the Companies have entered into transactions with nonemployee related parties for marketing services. Refer to Note 7 to these combined financial statements for additional information regarding related party transactions.

3. Accounts Receivable

Accounts receivable is summarized in the following table:

	2015	2014
Billed customer accounts receivable	$14,638,504	$17,998,968
Unbilled customer accounts receivable	9,219,955	11,897,937
Budget billing receivable	195,864	297,530
Imbalance and other settlements	87,968	(218,773)
Total accounts receivable	$24,142,291	$29,975,662
Billed customer accounts receivable represents uncollected revenues that have been billed on the Companies’ behalf by the LDCs. Unbilled customer accounts receivable represent revenues associated with natural gas or electricity consumed but not yet billed to customers under the LDCs monthly cycle billing method.
The Companies have limited credit risk as the LDCs guarantee billed and unbilled customer accounts receivable. As of December 31, 2015 and 2014, 99% and 100%, respectively of the Companies’ billed and unbilled customer accounts receivable were with LDCs with an investment grade credit rating.
Imbalance settlements represent differences between the natural gas delivered to LDCs for consumption by the Companies’ customers and actual usage by the Companies’ customers. Other settlements include payments for gas supplied by the LDCs for winter usage as well as other miscellaneous charges. Such settlements are expected to be included in cash to/from the LDCs in accordance with contractual payment arrangements.
Budget billing receivable represents the amounts that customer’s usages have exceeded the amount they have been billed under their budget billed plan.

4. Customer Acquisition Costs

Customer acquisition costs and related accumulated amortization are summarized in the following table:

	2015	2014
Customer acquisition costs	$12,872,228	$18,051,074
Accumulated amortization	(7,911,199)	(10,035,986)
	$4,961,029	$8,015,088
Amortization expense relating to capitalized customer acquisition costs were $9,118,135 and $8,907,063 for the years ending December 31, 2015 and 2014, respectively. During 2015 and 2014, the Companies wrote off fully amortized costs and amortization of $11,242,922 and $6,790,139, respectively.

5. Accrued Liabilities

Accrued liabilities are summarized in the following table:

	2015	2014
Sales and gross receipts tax payable	$1,109,588	$1,761,269
Advertising costs payable	1,733,332	1,134,800
Payroll and payroll taxes	69,392	131,640
Payable to defined contribution plan	480,000	190,000
Budget billing overcharge	43,115	5,318
Legal settlements	4,633,027	962,500
Accrued REC's*	5,304,590	1,362,959
Other accrued liabilities*	1,196,048	1,427,172
Total accrued liabilities	$14,569,092	$6,975,658
*2014 amounts as revised (Note 2)

6. Loans Payable

Major Energy Services, LLC
MES is a borrower under a revolving credit facility with a company that is both a supplier of natural gas and creditor for MES. In addition to having a lien on MES’s receivables, the creditor charges $0.125/MMBtu of natural gas supplied in return for its’ short-term financing of MES’s purchases of natural gas.
In March 2014, the agreement that governs the revolving credit facility was amended and restated to, among other things, set the borrowing limit at $15,000,000 of revolving credit as well as provide up to $10,000,000 of credit support in the form of payment guarantees, or letters of credit. The amended and restated agreement also effectuated the primary term of the agreement to March 31, 2017 with subsequent automatic one year extensions unless either party notifies the other 180 days prior to the expiration of the agreement that the party wishes to terminate the agreement at the expiration of the term.
As part of the amended and restated agreement, the unpaid balance on natural gas purchases are converted to a loan on the 25th of the first month following purchase. These loans are subsequently payable on the 25th of the second month following purchase. As of December 31, 2015 and 2014, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate+ 300 basis points or 3.41% and 3.23%, respectively. As of December 31, 2015 and 2014, the balances of these loans were $763,313 and $1,964,392, respectively.
Due to capacity constraints in the winter, some of the LDC territories in which MES operates require MES to buy natural gas and store it in the summer for the subsequent winter use. Per the master agreement, the creditor finances these purchases and holds a security interest in the stored gas as collateral. As of December 31, 2015, the applicable margin for these storage loans was 90-day LIBOR rate + 300 basis points, or 3.41% per annum. The balance of these storage loans as of December 31, 2015 was $952,090. As of December 31, 2014, the applicable margin for these storage loans was 90-day LIBOR rate+ 300 basis points, or 3.23% per annum. The balance of these storage loans as of December 31, 2014 was $1,926,364. These loans were repaid subsequently in May 2016 and 2015, respectively.
Major Energy Electric Services, LLC
MEES is a borrower under a revolving credit facility with the same company that is the creditor for MES. In addition to having a lien on MEES’s receivables, the creditor charges $1.15/MwH of electricity financed in return for its short-term financing of MEES’s purchases of electricity.
In March 2014, the agreement that governs the revolving credit facility was amended to, amongst other things, set the borrowing limit at $20,000,000 of revolving credit, extend the primary term to March 31, 2017 with subsequent one year extensions, detail collateral requirements for fixed price purchases as well as decrease the per unit charge to MEES. The subsequent one year extensions are evergreen unless either party notifies the other 180 days prior to the expiration of the agreement that that party wishes to terminate the agreement at the expiration of the term.
As part of the operating agreement, the unpaid balance on electricity purchases are converted to a loan on the day payment is made by creditor for electricity purchased by MEES. These loans are subsequently payable on the 25th of the second month following purchase. As of December 31, 2015 and 2014, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate+ 300 basis points or 3.41% and 3.23%, respectively. As of December 31, 2015 and 2014, the balances of these loans were $3,779,274 and $6,199,736, respectively.
The creditor has also posted the required cash collateral on the Company’s behalf with ISO New England, the overseer of the bulk electric power system in New England. The required collateral amount is based on volumes and related cost of commodity being used by the customers of each supplier. At December 31, 2015 and 2014, the balance outstanding on this collateral totaled $2,664,000 and $1,164,000, respectively. This amount is included in other current assets and loan payable on the combined balance sheets. In accordance with the terms of the agreement that governs the revolving credit facility, there is no interest charged on such collateral postings.

Respond Power, LLC
Respond is a borrower under a revolving credit facility with the same company that is the creditor for MES. In addition to having a lien on Respond’s receivables, the creditor charges $1.15/MwH of electricity financed in return for its’ short-term financing of Respond’s purchases of electricity.
In March 2014, Respond amended the agreement with a creditor to run through March 31, 2017 with subsequent one year extensions. The subsequent one year extensions are evergreen unless either party notifies the other 180 days prior to the expiration of the agreement that that party wishes to terminate the agreement at the expiration of the term. The agreement also sets the borrowing limit at $20,000,000 of revolving credit as well as detailed per unit fees to be charged, collateral requirements for fixed price purchases and details the approved territories for Respond to service.
As part of the operating agreement, the unpaid balance on electricity purchases are converted to a loan on the day payment is made by creditor for electricity. These loans are subsequently payable on the 25th of the second month following purchase. As of December 31, 2015, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate + 300 basis points or 3.41%. As of December 31, 2015, the balance of the loan was $1,260,174. As of December 31, 2014, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate+ 300 basis points or 3.23%. As of December 31, 2014, the balance of the loan was $4,070,350.
For all debt presented in these financial statements, the fair value of the debt approximates its carrying value.

7. Related Party Transactions

Management Fees
MES pays all expenses of the Companies that are nonallocable to a specific company. Such expenses include rent, utilities, payroll and insurance among others. MES charges a management fee to MEES and Respond equal to a percentage of the total of these expenses calculated by dividing each company’s number of customers by the total customers of all three companies. During the year ended December 31, 2015, management fees of $3,812,650 and $2,888,636 were charged to MEES and Respond, respectively. During the year ended

December 31, 2014, management fees of $2,399,558 and $2,793,257 were charged to MEES and Respond, respectively. These amounts eliminate in combination.
Marketing Services
During 2010, the Companies began use of an entity for its door-to-door marketing services that during 2010 was affiliated through employee ownership. While the owner of this entity is no longer employed by the Companies, the entity remains a key vendor. For the years ended December 31, 2015 and 2014, the related marketing costs charged to the Companies by this marketing entity were $2,606,353 and $4,817,054, respectively, and are included in customer acquisition costs on the combined balance sheets. MES extended a loan for certain nonrecurring costs to this entity, the balances of which owed to MES as of December 31, 2015 and 2014 were $802,000 each year. The loan began accruing interest in 2014 at an annualized rate of the floating 90-day LIBOR + 300 basis points which was 3.41% and 3.23% as of December 31, 2015 and December 31, 2014, respectively. Total interest accrued during 2015 and 2014 was $28,457 and $25,211, respectively.
Member Transactions
Certain interest holders are considered to be Managing Members who, as a group, have the rights required for or appropriate to the management of the business. Additionally, certain members are considered to be Class A members. Class A members have voting rights proportionate to their member interest over certain specific, significant capital transactions, including redemptions and transfers of member interests and dissolution of the Companies. Certain Class A members also receive an annual 10% cumulative preferred guaranteed payment on their remaining capital investment of $730,000 as well as a preferred return of this amount in addition to their percentage ownership interest in the event of a sale of the Companies meeting certain conditions. The Companies made preferred guaranteed member payments to Class A members of $73,000 during each of 2015 and 2014.
8. Commitments and Contingencies

Lease Commitments
The Companies lease office space under noncancelable operating leases that expired in September 2015 and were renewed through December 2020. In accordance with the accounting rules for leases, these agreements are recognized as operating leases. Rental expense related to the above lease spaces were $163,372 and $148,318 for the years ended December 31, 2015 and 2014, respectively. Future annual minimum lease payments under operating leases are summarized in the following table:

Years Ending
2016	$185,159
2017	203,328
2018	211,461
2019	219,920
2020	228,717
Total minimum lease payments	$1,048,585

Capacity Charge Commitments
MES enters into agreements to transport and store natural gas. Since the demand for natural gas in the winter is high, MES agrees to pay for certain capacity for the transportation systems utilized for up to a twelve-month period. These agreements are take-or-pay in that if MES does not use the capacity, it still must pay for capacity committed. For contracts outstanding as of December 31, 2015 and 2014, the total committed capacity charges were approximately $5.9 million and $6.8 million, respectively. These agreements will expire during the various months in the next year, and will be replaced with new contracts as necessary. Management currently believes that all capacity commitments will be utilized before expiration.
Litigation
In 2015, the Companies settled a class action lawsuit related to allegations that the Companies failed to pay minimum wage and overtime to its marketing representatives, in violation of the Fair Labor Standards Act. The settlement calls for payments of $700,000, which was accrued for in 2014 and paid in 2015.

From time to time, the Companies are a party to claims and legal proceedings that arise in the ordinary course of business, including investigations of marketing practices, product pricing and billing practices by various governmental or other regulatory agencies.
In 2015, the Companies settled with the Illinois Commerce Commission with respect to allegations of misleading marketing practices, for $262,500. The amounts related to this settlement included in accrued expenses on the combined balance sheets at December 31, 2015 and 2014 were $239,676 and $262,500, respectively.
In 2016, the Companies settled with the Maryland Public Service Commission with respect to allegations of misleading marketing practices, for $300,000. The settlement also requires for the Companies to report monthly to the Maryland Public Service Commission on number of customer complaints. The $300,000 is included in accrued expenses in the combined balance sheets at December 31, 2015.
In 2016, the Companies submitted a proposed joint settlement to the Pennsylvania Public Utility Commission/Bureau of Investigation and Enforcement with respect to allegations of misleading marketing practices, for $4,093,351. The proposed settlement also includes quarterly reporting on number of complaints, as well as allowing for only fixed-rate products to be sold. The $4,093,351 is included in accrued expenses in the combined balance sheets at December 31, 2015.
Management continues to work on settling other outstanding regulatory inquiries and does not believe that any such proceedings to which the Companies are currently a party will have a material impact on the Companies results of operations, cash flows or financial position.
The Companies do not have physical custody or control over any facilities used to transport the natural gas and electricity to its customers. Title to the natural gas sold to MES’s customers is passed at the same point at which MES accepts title from its natural gas suppliers. While there can be no assurance regarding claims and litigation, management does not believe that the Companies have significant exposure to legal claims or other liabilities associated with environmental concerns.
Physical Commodity Purchase Commitments
MES has forward physical contracts to acquire physical quantities of natural gas in specified future periods. These contracts allow MES to acquire natural gas on a forward market fixed-price basis, enabling it to establish a fixed and determinable cost for a significant portion of its natural gas needs during ·the specified periods. MES’s practice is to enter into contracts that are less than its total expected future needs for natural gas. It currently expects to continue such forward purchases in future periods.
In 2015 and 2014, MES designated these contracts as normal purchases of natural gas. As such, there is no recognition of any change in fair value of these contracts. As of December 31, 2015, MES had forward contracts to purchase a total of approximately 571,048 DTHm of natural gas at a total purchase price of approximately $1,691,578. MEES and Respond ("MEESRP") have forward contracts to acquire quantities of electricity in specified future periods. These contracts allow MEESRP to establish a fixed and determinable cost for a portion of its electricity needs during the specified periods. MEESRP’s practice is to enter into such contracts when they have a related amount of demand from its customers for fixed pricing over the contract period.
MEESRP designates these contracts as normal purchases of electricity. As such, there is no recognition of any change in fair value of these contracts. As of December 31, 2015, MEESRP had forward contracts to purchase a total of approximately 923,823 MwH of electricity at a total purchase price of approximately $39,904,689.

9. Subsequent Events

The Companies have evaluated subsequent events through June 10, 2016, which is the date the financial statements were available for issuance.
In April 2016, all of the outstanding membership interests in the Companies were acquired by National Gas and Electric, LLC ("NGE"). In consideration of the purchase, NGE agreed to pay a purchase price of $45,000,000, less a litigation credit of $5,000,000, for a net sum of $40,000,000 at closing, with additional amounts of up to $35,000,000 payable through 2018 assuming certain performance targets are met. The purchase price was further adjusted for certain escrow as well as working capital considerations.